TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of the 6th day of February, 2025 by and among GENERATION INCOME PROPERTIES, L.P., a Delaware limited partnership (the “Partnership”), GENERATION INCOME PROPERTIES, INC., a Maryland corporation (the “REIT”), and the sole general partner of the Partnership, and LMB LEWISTON LLC, an Ohio limited liability company (“SPV One”), LMB FT. KENT LLC, an Ohio limited liability company (“SPV Two”), and LMB AUBURN HILLS I LLC, an Ohio limited liability company (“SPV Three” and, together with SPV One and SPV Two, the “SPVs”), the undersigned members of SPV One (the “SPV One Members”), SPV Two (the “SPV Two Members”) and SPV Three (the “SPV Three Members” and, together with the SPV One Members and SPV Two Members, the “Contributors”), and LLOYD M. BERNSTEIN, an individual, solely in his capacity as representative of the Contributors and SPV Members (the “SPV Representative” and, together with the Partnership and the REIT, the “Parties”).

WHEREAS, the Contributors, pursuant to that certain Contribution and Subscription Agreement, dated the date hereof, by and among the Contributors, SPVs, the SPV Representative and the Partnership (the “Contribution Agreement”), are contributing the SPV Interests (the “Contribution”) to the Partnership in exchange for Series B-2 preferred units of limited partnership interest in the Partnership (“Partnership Units”);

WHEREAS, it is intended for federal income tax purposes that the Contribution for Partnership Units will be treated in part as a tax-deferred contribution of the SPV Interests to the Partnership for Partnership Units under Section 721 of the Code (the “Contribution Tax Treatment”);

WHEREAS, the SPVs own certain real property as more particularly described in the Contribution Agreement (the “Property”);

WHEREAS, in consideration for the agreement of the Contributors to make the Contribution, the Parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable in the event of certain actions being taken by the Partnership regarding the disposition of the Property, and regarding certain minimum debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Accounting Firm” has the meaning set forth in the Section 4.2.

“Agreement” has the meaning set forth in the Preamble.

“Book Gain” means any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners for federal income tax purposes (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date).

“Cash Consideration” has the meaning set forth in Section 2.1(a).

“Closing Date” means the date on which the Contribution will be effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Recitals.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Contribution Tax Treatment” has the meaning set forth in the Recitals.

“Debt Guarantee” means a guarantee in such form as may be acceptable to the Protected Partners, the Partnership, and the applicable lender to which such guarantee relates.

“Deficit Restoration Obligation” means a written obligation by a Protected Partner to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events (which written obligation may provide for an indemnity in favor of the REIT as general partner of the Partnership).

“Existing Property Debt” means the indebtedness to which the Property was subject immediately prior to the time of the Contribution of such Property.

“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Gain Limitation Property” means (i) each property or asset identified on Schedule 2.1(b) hereto as a Gain Limitation Property; (ii) any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that interest would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Guarantee Permissible Liability” means a liability with respect to which the lender permits a guarantee.

“Guaranteed Liability” means any Nonrecourse Liability that is guaranteed, in whole or in part, by one or more Protected Partners in accordance with Section 3.1(b).

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such entity.

“Minimum Debt Amount” shall mean, with respect to each Gain Limitation Property, the Existing Property Debt minus any scheduled amortization payments that would have been required to be paid under the terms of such Existing Property Debt prior to the maturity of such Existing Property Debt (but not including payments otherwise due at maturity of such Existing Property Debt, which may be refinanced as applicable during the Tax Protection Period). The initial Minimum Debt Amount with respect to each Gain Limitation Property is set forth on Schedule 2.1(b) hereto, as amended and/or supplemented from time to time.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth next to such Protected Partner’s name on Schedule 3.1(a) hereto. The aggregate maximum Minimum Liability Amount for all Protected Partners shall be $10,309,724.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Partnership Units” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 23, 2018, as amended, and as the same may be further amended in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.1(c).

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner for federal income tax purposes under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable transaction. The initial amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. After the Closing Date, Protected Gain shall be reduced from time to time to reflect reductions in the “book-tax disparity” with respect to each Property in accordance with Treasury Regulations § 1.704- 3 as provided in Article 6 below. Book Gain shall not be considered Protected Gain. Protected Gain shall not be increased under any circumstances following the Closing Date.

“Protected Partner” means each Contributor and any person who (i) acquires Partnership Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such Partnership Units, (ii) has notified the Partnership of its status as a Protected Partner and (iii) provides all documentation reasonably requested by the Partnership to verify such status (including any applicable debt guarantee), but excludes any person that ceases to be a Protected Partner pursuant to this Agreement.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership and as set forth next to each Gain Limitation Property on Schedule 2.1(b) hereto. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth on Schedule 2.1(b).

“SPV Interests” has the meaning ascribed to such term in the Contribution Agreement.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Successor Partnership” has the meaning set forth in Section 2.1(b).

“Tax Protection Period” means the period commencing on the Closing Date and ending on the tenth anniversary thereof, provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as (i) such Protected Partner has disposed of sixty percent (60%) of the Partnership Units received on the Contribution in one or more taxable transactions; (ii) there is a Final Determination that no portion of the Contribution qualified for tax-deferred treatment under Section 721 of the Code; or (iii) the Protected Partner has consented to such termination in writing. A person that acquires Partnership Units as the result of the death of a Protected Partner shall not be considered a Protected Partner with respect to such Partnership Units, and the Tax Protection Period for such person and such Partnership Units shall end, if such death results in a step-up in tax basis in such Partnership Units.

ARTICLE 2 RESTRICTIONS ON DISPOSITIONS OF

GAIN LIMITATION PROPERTIES

2.1
Restrictions on Disposition of Gain Limitation Properties.
(a)
General Prohibition. The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause any Protected Partner to recognize any Protected Gain.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(i)
any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;
(ii)
any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(iii)
any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a “disposition” shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

(b)
Exceptions Where No Gain Recognized. Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Partnership Units; provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership. No related-party disposition shall occur without the written consent of all parties hereto.

(c)
Other Exceptions. Notwithstanding the foregoing, this Section 2.1 shall not apply to:

(i)
a voluntary, actual disposition by a Protected Partner of Partnership Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the Partnership Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for its Partnership Units, and the continuing partnership (or other successor to the assets of the Partnership) has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration;
(ii)
a sale, transfer, or other disposition (whether effected directly or through a merger, consolidation, spin-off or similar transaction) of the REIT or the Partnership or of all or substantially all of the assets of either entity, including the Gain Limitation Property or any interest therein, in which only Cash Consideration is received by the Protected Partners, or eligible to be received by the Protected Partners; or

(iii)
the recognition of Protected Gain by a Protected Partner as a result of (i) the transactions contemplated by the Contribution Agreement, including but not limited to, payment of the Adjusted Cash Amount (as defined in the Contribution Agreement), the payment and discharge of the Existing Debt (as defined in the Contribution Agreement); or (ii) such Protected Partner taking or omitting to take any action that causes such Protected Partner to recognize any Protected Gain, including the Protected Partner converting its Partnership Units into shares of the REIT’s common or preferred stock.
(d)
Notice of Disposition. Prior to any disposition of a Gain Limitation Property, the Partnership shall use commercially reasonable efforts to provide to the Protected Partner sixty (60) calendar days’ advance written notice of such disposition; provided however, that the failure to provide any such notice shall not be a breach under this Agreement and shall not entitle any Protected Partner to any payment for damages or otherwise result in any liability to the REIT or the Partnership except to the extent that such failure materially adversely affects the Protected Partner.

ARTICLE 3

ALLOCATION OF NONRECOURSE LIABILITIES

3.1
Allocation of Nonrecourse Liabilities.

(a)
Except as otherwise provided in this Section 3.1 and subject to Section 4.1, during the Tax Protection Period, with respect to each Gain Limitation Property then held directly or indirectly by the Partnership, the Partnership shall maintain, directly or indirectly, an amount of Nonrecourse Liabilities secured by such Gain Limitation Property or to which the Gain Limitation Property is otherwise subject for purposes of Treasury Regulations Section 1.752-3(a) in an amount that is not less than the Minimum Debt Amount with respect to such Gain Limitation Property, and the Partnership shall allocate such Nonrecourse Liabilities to the Protected Partners in accordance with Section 752 of the Code and the Treasury Regulations. Schedule 3.1(a) hereto sets forth, with respect to each Gain Limitation Property, each Protected Partner’s Minimum Liability Amount with respect to such Gain Limitation Property; provided that the amount of Nonrecourse Liabilities that the Partnership is required to maintain at any time shall be reduced by the sum of (x) the outstanding amount of any Partnership liabilities which Protected Partners have guaranteed (or are treated as guaranteeing) and (y) the outstanding amount of any Partnership liabilities which are reasonably allocated to the Protected Partners by reason of any Deficit Restoration Obligation which the Protected Partners have entered into (or are treated as having entered into). To the extent a Protected Partner must guarantee (in accordance with Section 3.1(b) or otherwise) any Nonrecourse Liabilities or other Partnership liabilities or enter into a Deficit Restoration Obligation in order to be allocated its Minimum Liability Amount and does not do so (except to the extent such failure to do so is the direct result of a failure by the Partnership to use reasonable efforts to cause the lender to agree to the Debt Guarantee form or other mutually agreed upon form to the extent required in accordance with Section 3.1(b)), the Partnership shall not be treated as having breached its obligation under this Section 3.1(a) to the extent of such failure. The Minimum Liability Amount may be decreased over time (as reasonably determined by the Partnership and with the written consent of the Protected Partner) to an amount that reflects the then applicable amount necessary to prevent the recognition of Protected Gain to such Protected Partners under Section 465, Section 707(a)(2)(B), Section 731 or Section 752 of the Code and Treasury Regulations.

(b)
During the Tax Protection Period, each Protected Partner shall have the right, but not the obligation, upon sixty (60) days’ written notice, to execute a Debt Guarantee of one or more Nonrecourse Liabilities or other Partnership liabilities in an aggregate amount of no less than the Minimum Liability Amount with respect to such Protected Partner, and the Partnership shall use reasonable efforts, at such

Protected Partner’s expense, to cause the applicable lender to agree to accept such Debt Guarantee in such form as may be acceptable to the Protected Partner, the Partnership, and the applicable lender; provided that the Partnership makes no representation or warranty that the applicable lender accepted or shall accept any such Debt Guarantee. In the event that the Partnership otherwise has sufficient recourse debt outstanding, a Protected Partner shall be offered the opportunity to elect to enter into a Deficit Restoration Obligation in which event the Partnership will maintain until the end of the Tax Protection Period an amount of indebtedness of the Partnership that is considered “recourse” indebtedness (taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the general partner) equal to or greater than the sum of the amounts subject to a Deficit Restoration Obligation of all Protected Partners and other partners in the Partnership in lieu of the other debt maintenance obligations set forth in this Article 3. In connection with any request by any Protected Partner to offer a Debt Guarantee, the parties hereto hereby agree as follows:

(i)
If such lender agrees to accept such Debt Guarantee, then, as a condition to the execution and delivery of such Debt Guarantee, the applicable Protected Partner(s), the Partnership and the applicable lender will enter into an agreement (in form and substance satisfactory to the applicable lender and reasonably satisfactory to the Partnership and the Protected Partner(s)) under which such Protected Partner(s) shall confirm that (x) such Protected Partner(s) will have no approval right in connection with or relating to any modification or amendment to any of the loan documents evidencing and/or securing the applicable loan (other than any documents evidencing the Debt Guarantee), and (y) the applicable Debt Guarantee will remain in full force and effect with respect to the loan documents evidencing and/or securing such loan, including any and all modifications or amendments thereto, without a contemporaneous approval, confirmation or ratification by such Protected Partner(s).

(ii)
If a Protected Partner executes a Debt Guarantee in a form acceptable to the Partnership and the applicable lender under the Guaranteed Liability, the Partnership shall deliver a copy of such Debt Guarantee to such lender promptly after receiving such copy from the relevant Protected Partner.
(iii)
Any Protected Partner delivering a Debt Guarantee pursuant to this Section 3.1(b) shall promptly reimburse the Partnership any amounts charged to the Partnership by the applicable lender by reason of the additional guarantor.

(iv)
If, at any time, any Protected Partner executes and delivers a Debt Guarantee to a lender in accordance with this Section 3.1(b), and if, notwithstanding the provisions of any agreement entered into in accordance with clause (i) of this Section 3.1(b), in connection with a proposed modification or amendment to the related loan documents the applicable lender requests from the applicable Protected Partner(s) a confirmation and ratification of the Debt Guarantee, then, provided that the proposed modification or amendment is a Consistent Amendment (hereinafter defined), the applicable Protected Partner(s) will ratify and confirm that the Debt Guarantee remains in full force and effect and shall not be impacted, terminated or modified in any way as a result of such loan modification and such Protected Partner(s) will execute and deliver such written consent, confirmation and ratification no later than five (5) Business Days after being requested to do so by the Partnership. In the event that a Protected Partner fails to ratify and confirm a Debt Guarantee in accordance with this Section 3.1(b)(iv), then (i) the General Partner of the Partnership may, in its discretion and to the extent permitted by law, reduce the portion (if any) of such Guaranteed Liability that is allocable to such Protected Partner for purposes of Section 752 of the Code; and (ii) regardless of any actions taken by the General Partner of the Partnership pursuant to the preceding clause (i), the Partnership shall, with respect to such Protected Partner, be deemed to have satisfied in full its obligations under Section 3.1 with respect to such Nonrecourse Liabilities for all purposes of this Agreement (and shall have no obligation to such Protected Partner under Section 4.1 of this Agreement with respect to the Nonrecourse Liabilities to which such Debt Guarantee relates).

(v)
Prior to entering into any amendment or modification to the loan documents evidencing a Guaranteed Liability, the Partnership will deliver to each Protected Partner(s) that has at that time delivered a Debt Guarantee that remains outstanding with respect to such Guaranteed Liability, a brief summary of the key business terms of such amendment or modification. Such Protected Partner(s) shall have five (5) Business Days (x) to solicit any additional information from the Partnership regarding the amendment or modification and (y) to object to such amendment or modification, but the Protected Partner(s) shall be entitled to object only if such Protected Partner(s) conclude, in such Protected Partner(s)’ reasonable discretion, that solely as a result of such proposed amendment or modification, there would be a reduction in the amount of such Guaranteed Liability that would be allocated to such

Protected Partner(s) under Section 752 of the Code and the Treasury Regulations thereunder (as compared to the amount of such Guaranteed Liability that would be so allocated to such Protected Partner(s) in the absence of such modification or amendment), it being understood and agreed that Protected Partner(s) shall have no other basis upon which to object to the proposed modification or amendment. Any such objection shall be delivered to the Partnership in writing prior to the expiration of such five (5) Business Day period and shall explain the specific basis for such objection. If the Partnership receives any such objection notice, the Partnership will not enter into the proposed amendment or modification, and any future revisions to the proposed amendment or modification shall be subject to the approval process set forth in this clause (v). If the Protected Partner(s) either notify the Partnership that the Protected Partner(s) do not object to the proposed business terms, or if Protected Partner(s) fail to respond during such five (5) Business Day period, then the Partnership shall be permitted to enter into the proposed amendment or modification, and such Protected Partner(s) shall be deemed to have approved such proposed amendment or modification (any such proposed amendment or modification, a “Consistent Amendment”).

The Partnership shall not be liable for any taxes incurred by any Protected Partner as a result of the failure of such Protected Partner to exercise its rights under this Section 3.1(b) to execute and deliver a Debt Guarantee or a Deficit Restoration Obligation instrument if offered pursuant to this Section 3.1(b). Notwithstanding any other provision of this Agreement, the Partnership shall be deemed to have satisfied its obligation under Section 3.1(a) to maintain an amount of Nonrecourse Liabilities at least equal to the Minimum Debt Amount at any given time if the Partnership maintained at such time an amount of Nonrecourse Liabilities that are Guarantee Permissible Liabilities at least equal to the aggregate Minimum Liability Amounts of all Protected Partners at such time.

(c)
During the Tax Protection Period, the Partnership shall not proceed with a Debt Notification Event (as defined in Section 3.2) unless the Partnership provides at least thirty (30) days’ prior written notice (a “Section 3.2 Notice”) to each Protected Partner that has executed a Debt Guarantee with respect to Nonrecourse Liabilities to which the Debt Notification Event relates and that may be affected thereby. The Section 3.2 Notice shall describe the Debt Notification Event and designate one or more Nonrecourse Liabilities (having an aggregate principal amount and remaining term that is not less than the principal amount and remaining term of the Guaranteed Liability to which the Debt Notification Event relates) that may be guaranteed by the Protected Partners pursuant to Section 3.1(b) of this Agreement. Any Protected Partner that desires to execute a Debt Guarantee following the receipt of a Section 3.2 Notice shall provide the Partnership with notice thereof within fifteen (15) days after the date of the Section 3.2 Notice, it being understood that the forty-five (45) day notification requirement of Section 3.1(b) shall not apply to a Debt Guarantee request made by a Protected Partner in response to a Section 3.2 Notice.

(d)
Neither the REIT nor the Partnership makes any representation or warranty to any Protected Partner concerning the treatment or effect of any Debt Guarantee under federal, state, local, or foreign tax law, and neither the REIT nor any of its Affiliates nor the Partnership bears any responsibility for any tax liability of any Protected Partner or Affiliate thereof that is attributable to a reallocation, by a taxing authority, of debt subject to a Debt Guarantee, including pursuant to a Consistent Amendment. In furtherance of, and without limiting, the foregoing, neither the REIT nor any of its Affiliates nor the Partnership makes any representation or warranty to any Protected Partner that providing a Debt Guarantee entered into pursuant to this Agreement will be respected for federal income tax purposes as providing any Protected Partner with an allocation of any such Guaranteed Liability for purposes of Section 752 of the Code or as causing any Protected Partner to be considered “at risk” with respect to such Guaranteed Liability for purposes of Section 465 of the Code, including as a result of the lender’s acceptance or non-acceptance of such guarantee. The Partnership shall reasonably cooperate, at the Protected Partners’ expense, with the Protected Partners to determine the amount of Partnership liabilities that the Partnership intends to allocate to the Protected Partners under Section 752 of the Code and the Regulations.

(e)
Except as otherwise provided in this Section 3.1, and subject to Section 4.1, prior to the maturity date of the Existing Property Debt for a Gain Limitation Property the Partnership may, and no later than the maturity date of such Existing Property Debt for a Gain Limitation Property the Partnership shall, refinance such Existing Property Debt with Nonrecourse Liabilities secured by the applicable Gain Limitation Property having an outstanding balance that will remain at an amount that is at least equal to the Minimum Debt Amount for such Gain Limitation Property.
(f)
Notwithstanding anything to the contrary herein, but subject to Section 4.1, the Partnership shall have the right to refinance the Existing Property Debt for any Gain Limitation Property with Nonrecourse Liabilities not described in Section 2.2(e), but only if the amount of Nonrecourse Liabilities that are allocated to the Protected Partners with respect to such Gain Limitation Property under Treasury Regulations Section 1.752-3 is not less than the amount of Nonrecourse Liabilities that would have been allocated to such Protected Partners under Treasury Regulations Section 1.752-3 if the Partnership had maintained an amount of Nonrecourse Liabilities secured by such Gain Limitation Property not less than the Minimum Debt Amount with respect to such Gain Limitation Property.

(h) A failure to comply with Section 3.1(a)-(f) shall not be a breach under this Agreement and shall not entitle any Protected Partner to a payment under Section 4.1 to the extent that (i) the failure does not reduce the amount of Nonrecourse Liabilities that is allocated to the Protected Partner under Treasury Regulations Section 1.752-3 below such Protected Partner’s Minimum Liability Amount (taking into account Debt Guarantees requested by such Protected Partner), (ii) the failure arises as a result of the condemnation or other taking of the Gain Limitation Property by a government entity in an eminent domain or condemnation proceeding or otherwise, (iii) the failure results from an obligation to perform under a guarantee that was caused by a pre-existing condition with respect to the Gain Limitation Property, (iv) the failure arises as a result of a casualty event with respect to a Gain Limitation Property in connection with which a lender requires any insurance proceeds or other related awards be applied to any loan secured by the applicable Gain Limitation Property thereby reducing the amount of Nonrecourse Liabilities allocable to one or more Protected Partners with respect to such Gain Limitation Property or (v) the failure arises as a result of the direct or indirect transfer of any Partnership Units by any Contributor; provided however, that in the case of a condemnation or other taking of Gain Limitation Property pursuant to clause (ii) or a casualty event pursuant to clause (iv), the Partnership shall use commercially reasonable efforts to replace such Nonrecourse Liabilities securing such Gain Limitation Property with other Nonrecourse Liabilities that is allocated to each applicable Protected Partner pursuant to Treasury Regulations Section 1.752-3 in the same amounts as allocated prior to such event.

3.2
Notification Requirement. During the Tax Protection Period, the Partnership shall provide prior written notice to a Protected Partner if the Partnership intends to repay, retire, refinance or otherwise reduce (other than due to scheduled amortization) the amount of liabilities with respect to a Gain Limitation Property in a manner that would cause a Protected Partner to recognize gain for federal income tax purposes as a result of a decrease of the Protected Partner’s share of Partnership liabilities below the Minimum Liability Amount (determined as of the Closing Date)(a “Debt Notification Event”).

ARTICLE 4 REMEDIES FOR BREACH

4.1
Monetary Damages; Computation; Limitations.

(a)
Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2 or Article 3 with respect to a Protected Partner, the Protected Partner’s sole remedy shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to:
(i)
in the case of a consummation and closing of a Prohibited Transaction, the aggregate federal, state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that is allocable to such Protected Partner under the Partnership Agreement as a result of the disposition of the Gain Limitation Property reduced by an amount equal to the net present value (determined using as a discount rate the U.S. treasury bill or note rates for the nearest maturity to the expiration date of the Tax Protection Period) of the reasonably estimated tax liability that would be due if the Partnership sold the Gain Limitation Property at the expiration of the Tax Protection Period; and
(ii)
in the case of a violation of Article 3, the aggregate federal, state and local income taxes incurred by the Protected Partner or an Indirect Owner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner with respect to its Partnership Units by reason of such breach reduced by an amount equal to the net present value (determined using as a discount rate the U.S. Treasury bill or note rates for the nearest maturity to the expiration date of the Tax Protection Period) of the reasonably estimated tax liability that would be due if the Partnership repaid the indebtedness required to be maintained under Article 3 at the expiration of the Tax Protection Period.

In addition, the Partnership shall pay to the Protected Partner or Indirect Owner an amount equal to the aggregate federal, state, and local income taxes payable by the Protected Partner or Indirect Owner as a result of the receipt of any payment required under this Section 4.1.

For the avoidance of doubt, so long as the Partnership complies with the notification requirement of Section 3.1, the Partnership shall have no liability pursuant to this Section 4.1 in the event it is determined that a Protected Partner has not been specially allocated for purposes of Section 752 of the Code an amount of partnership liabilities equal to such Protected Partner’s Minimum Liability Amount or is not treated as receiving a special allocation of partnership liabilities for purposes of Section 465 of the Code that increases such Protected Partner’s “at risk” amount by an amount equal to such Protected Partner’s Minimum Liability Amount. Furthermore, the Partnership shall have no liability pursuant to this Section 4.1 (x) if the Partnership merges into another entity treated as a partnership for federal income tax purposes or the Protected Partner accepts an offer to exchange its Partnership Units for equity interests in another entity treated as a partnership for federal income tax purposes so long as, in either case, such successor entity assumes or agrees to assume the Partnership’s obligations pursuant to this Agreement or (y) for any transfer, sale, disposition or other transaction described in Section 2.1(c)(i).

(b)
Computation. For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates (plus the tax rate on net investment income, if applicable) that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years. To the extent that an imputed underpayment under Section 6225 of the Code is assessed against the Partnership and such assessment implicates the terms of, or payments that have been made or that could be required to be made pursuant to, this Agreement, the Parties shall reasonably cooperate as necessary to preserve the economic arrangement intended by the terms of this Agreement to the maximum extent possible, and the Parties acknowledge and agree that the preservation of the intended economic arrangement includes, without limitation, preventing any Party from receiving a windfall or from having to pay duplicate damages and ensuring that, the Partnership does not bear any cost, expense or liability associated with a challenge of the Contribution Tax Treatment or any challenge to the treatment of any Debt Guarantee (which costs, expenses and liabilities shall instead be borne by the Protected Partners).
4.2
Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 4.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article 2 or Article 3, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1). The Partnership and the Protected Partner shall cooperate with the Accounting Firm and shall furnish the Accounting Firm with all information reasonably requested by the Accounting Firm. All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 or Article 3 and the amount of damages payable to the Protected Partner under Section 4.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

4.3
Required Notices; Time for Payment. In the event that there has been a breach of Article 2 or Article 3, the Partnership shall provide immediate notice to each affected Protected Partner of the transaction or event giving rise to such breach. All payments required to be made under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain (taking into account all available safe harbors), the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time as a result of the gain recognition event, which payment shall be credited against the total amount payable under this Article 4. In the event of a payment made after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, an equivalent publication) effective as of the date the payment is required to be made.

ARTICLE 5

NOTICE OF INTENTION TO SELL GAIN LIMITATION PROPERTY DURING NOTICE PERIOD

During the Tax Protection Period, if the Partnership intends to dispose of a Gain Limitation Property in a taxable transaction, then, in addition to the notices otherwise required hereunder, the Partnership shall provide at least 90 days’ prior written notice (prior to the closing of such disposition) to the Protected Partners.

ARTICLE 6

SECTION 704(C) METHOD AND ALLOCATIONS

Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to any Gain Limitation Property.

ARTICLE 7

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS

7.1
Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment, except that the Partnership may amend Schedules 2.1(b) and 3.1(a) upon a person becoming a Protected Partner as a result of a transfer of Partnership Units.

7.2
Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages or indemnification amount that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 8 MISCELLANEOUS

8.1
Additional Actions and Documents. Each of the Parties hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
8.2
Assignment. No Party shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other Parties, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect, provided, however, that in the event of any assignment or transfer made by a Contributor for estate planning purposes, the Partnership’s prior written consent shall not be unreasonably withheld.

8.3
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

8.4
Modification; Waiver. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.
8.5
Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or

(ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

8.6
Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
8.7
Notices. All notices and other communications given or made pursuant hereto shall be in writing, shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by U.S. registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like changes of address) or sent by email to the email addresses specified below:
(a)
if to the REIT or the Partnership, to:

Generation Income Properties, Inc. 401 East Jackson Street, Suite 3300

Tampa, Florida 33602 Attention: David Sobelman Email: ds@gipreit.com

(b)
if to a Protected Partner, to the address on file with the Partnership.

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, or emailed in the manner described above, or which shall be delivered to a telegraph Partnership, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.8
Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
8.9
Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.
8.10
Consent to Jurisdiction; Enforceability.

(a)
This Agreement and the duties and obligations of the Parties shall be enforceable against any of the other Parties in the courts of the State of Delaware. For such purpose, each Party and the Protected Partners hereby irrevocably submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(b)
Each Party hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.11
Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.
8.12
Tax Advice. Each Party acknowledges and agrees that it has not received and is not relying upon tax advice from any other Party and that it has and will continue to consult its own tax advisors with respect to the provisions of this Agreement. The Partnership makes no representation or warranty as to the proper treatment of the Contribution or the consequences of the transactions and elections contemplated by the Agreement, the Contribution Agreement and the Partnership Agreement for U.S. federal income tax purposes or any other tax purposes.

8.13
Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing Party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing Party or Parties in connection with resolving such dispute.

8.14. No Presumption Against Drafter. For purposes of this Agreement, each Party hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Exhibits and Schedules hereto) be construed against the drafter.

Docusign Envelope ID: 73D3648B-E7E4-481A-9FE1-BC718966F19F

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

LMB LEWISTON, LLC,

an Ohio limited liability company

By: /s/ Lloyd Bernstein

Lloyd M. Bernstein, Sole Member

LMB FT. KENT, LLC,

an Ohio limited liability company

By:/s/ Lloyd Bernstein

Lloyd M. Bernstein, Sole Member

LMB AUBURN HILLS I, LLC,

an Ohio limited liability company

By: /s/ Lloyd Bernstein

Lloyd M. Bernstein, Sole Member

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GENERATION INCOME PROPERTIES, INC.,

a Maryland corporation

By: /s/ David Sobelman Name: David Sobelman

Title: Chief Executive Officer

GENERATION INCOME PROPERTIES, L.P.,

a Delaware limited partnership

By: Generation Income Properties, Inc., a Maryland corporation, its general partner

By: /s/ David Sobelman Name: David Sobelman

Title: Chief Executive Officer

SCHEDULE 2.1(b)

GAIN LIMITATION PROPERTY; MINIMUM DEBT AMOUNT; PROTECTED GAIN; SECTION 704(c) VALUE OF GAIN LIMITATION PROPERTY

GAIN LIMITATION PROPERTY	MINIMUM DEBT AMOUNT	PROTECTED GAIN	SECTION 704(c) VALUE
Dollar General 5780 Waterlevel Highway East Cleveland, Tennessee 37323	641,938	1,091,455	1,951,622
Tractor Supply 1374 Glenn Center Drive Kernersville, North Carolina 27284	1,828,742	3,450,260	5,559,744
Zaxby’s 3815 South Orlando Drive Sanford, Florida 32773	1,218,117	2,984,176	3,703,322
TOTALS			$11,214,688

SCHEDULE 3.1(a) MINIMUM LIABILITY AMOUNT

GAIN LIMITATION PROPERTY	PROTECTED PARTNER NAME	MINIMUM LIABILITY AMOUNT
Dollar General 5780 Waterlevel Highway East Cleveland, Tennessee 37323	Lloyd M. Bernstein	$1,794,137
Tractor Supply 1374 Glenn Center Drive Kernersville, North Carolina 27284	Lloyd M. Bernstein	$5,111,103
Zaxby’s 3815 South Orlando Drive Sanford, Florida 32773	Lloyd M. Bernstein	$3,404,484
		TOTAL=$10,309,724